Securities Purchase and Asset Acquisition Agreement

by and among

EnerJex Resources, Inc.,
a Nevada corporation
("Company")

and

West Coast Opportunity Fund, LLC
Montecito Venture Partners, LLC
RGW Energy, LLC
J&J Operating Company, LLC
Working Interest Holding, LLC

and

Frey Living Trust
("Investors")

December 31, 2010

Securities Purchase and Asset Acquisition Agreement

This Securities Purchase and Asset Acquisition Agreement (the "Agreement") is made as of December 31, 2010 (the "Effective Date") by and among EnerJex Resources, Inc., a Nevada corporation (the "Company"); West Coast Opportunity Fund, LLC, a Delaware limited liability company ("WCOF");  Montecito Venture Partners, LLC, a Delaware limited liability company ("MVP"); RGW Energy, LLC, a Texas limited liability company ("RGW"); J&J Operating Company, LLC, a Kansas limited liability company ("J&J"); Working Interest Holding, LLC, a Kansas limited liability company ("WIH LLC");  and Frey Living Trust ("Frey Living Trust" and, together with WCOF, MVP, RGW, J&J, and WIH LLC, individually an "Investor" and collectively the "Investors"), with reference to the following facts:

Recitals:

A.            WCOF and Frey Living Trust are the holders of certain of the Company's Secured Debentures.

B.             MVP and RGW are the sole members of Black Sable, which owns certain oil and gas working interests in the State of Texas defined below as the "Black Sable Working Interests."

C.             The "WIH LLC Members" are the sole members of WIH LLC, which owns all of the issued and outstanding membership interests in WI LLC, and WI LLC owns the "WI LLC Working Interests," as such terms are defined below.

D.           The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which each Investor shall contribute its respective Contributed Assets to the Company in exchange for certain shares of the Company's capital stock and cash, as further described below.

Agreements:

Now, Therefore, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Definitions.  For purposes of this Agreement:

1.1           "Articles of Incorporation" means the Company's Articles of Incorporation, as filed with the Secretary of State of the State of Nevada on March 31, 1999, as amended through the date of this Agreement and to be further amended by the Certificate of Designation required to be filed hereunder.

1.2           "Assignment of Membership Interest" means that certain Assignment of Membership Interest in the form attached hereto as Exhibit A.

1.3           "Black Sable" means Black Sable Energy, LLC, a Texas limited liability company.

1.4           "Black Sable Working Interests" means the working interests in the "El Toro Project" and the "Cobb Field Prospect" listed on Exhibit B hereto.

1.5           "Certificate of Designation" means that certain Certificate of Designation, setting forth the rights, preferences, restrictions and other matters relating to the designation of Series A Preferred Stock, in the form attached hereto as Exhibit C, which is to be filed with the Secretary of State of the State of Nevada concurrently with the closing of the transactions contemplated by this Agreement.

1.6           "Closing" shall have the meaning set forth in Section 2.3, below.

1.7           "Code" means the Internal Revenue Code of 1986, as amended.

1.8           "Common Stock" means the common capital stock, par value $0.001 per share, of the Company.

1.9           "Common Stock Offering" means the Company's issuance of shares of its Common Stock to investors who invest, collectively, at least Five Million Dollars ($5,000,000) of gross offering proceeds in the purchase of shares of Common Stock at a price of Forty Cents ($0.40) per share.

1.10         "Company Intellectual Property" means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

1.11         "Compliance Certificate" means that certain Certificate of Officer in the form attached hereto as Exhibit D.

1.12         "Contributed Assets" means (a) all of the issued and outstanding membership interests in WI LLC, (b) all of the issued and outstanding membership interests in Black Sable, (c) 617,317 shares of the common stock of Oakridge Energy, Inc., (d) 700,000 shares of the common stock of Spindletop Oil & Gas Co, (e) the Secured Debentures held by WCOF, and (f) the Secured Debentures held by Frey Living Trust.

1.13         "Debenture Assignment" means that certain Debenture Assignment in the form attached hereto as Exhibit E, pursuant to which a holder of Secured Debentures assigns and contributes such Secured Debentures to the Company hereunder.

1.14         "Equity Incentive Plan" means that certain EnerJex Resources, Inc., Stock Incentive Plan, as amended, under which the Company has reserved One Million Two Hundred Fifty Thousand (1,250,000) shares of Common Stock for the granting of options and the issuance of Common Stock as "restricted shares" to employees, officers, and directors of and consultants to the Company.

1.15         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

1.16         "Expired Leases" means those two mineral leases with Drehr and Jones as further described on Exhibit F hereto.

1.17         "Financial Statements Date" means September 30, 2010.

1.18         "Key Employee" means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

1.19         "Knowledge," as applied to a party that (a) is a corporation, shall mean the current actual Knowledge of such party's current Board of Directors and officers, (b) is a limited liability company, shall mean the current actual Knowledge of such party's managing member(s) or manager(s), as applicable, and (c) is either a corporation or a limited liability company, shall include the current actual Knowledge of those employees of the party who are responsible for the matter that is the subject of the pertinent Knowledge-qualified representation.

1.20         "Lien" means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include (a) statutory liens for Taxes that are not yet due and payable, (b) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, (c)  statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (d) restrictions on transfer of securities imposed by applicable state and federal securities laws.

1.21         "Majority Investors" means Investors holding (or entitled to receive hereunder) a majority of the shares of Common Stock issued or issuable pursuant to this Agreement.

1.22         "Material Adverse Effect" means an occurrence or circumstance having a consequence that, individually or in the aggregate, is materially adverse as to the business, properties, assets, liabilities, affairs, prospects, operations, operating results, or condition (financial or otherwise) of the Company, individually or taken as a whole; provided, however, that such term shall not include any circumstance or change related to (a) general economic conditions, or (b) securities markets generally.

1.23         "Non-Producing Leases" means those certain Leases listed on Exhibit O hereto.

1.24         "Oakridge Shares" means 617,317 freely tradable shares of the common stock of Oakridge Energy, Inc.

1.25         "Person" means any individual, corporation, partnership, trust, limited liability company, association, or other entity.

1.26         "SEC" means the United States Securities and Exchange Commission.

1.27         "Secured Debentures" means those certain Senior Secured Debentures of EnerJex Kansas, Inc., a Nevada corporation formerly known as "Midwest Energy, Inc." ("Subsidiary"), in the aggregate original principal amount of $9,000,000, which were issued by the Subsidiary pursuant to that certain Securities Purchase Agreement dated as of April 11, 2007, by and among the Subsidiary and the purchasers of such Secured Debentures, as amended.

1.28         "Securities Act" means the Securities Act of 1933, as amended.

1.29         "Series A Preferred Stock" means the Series A Preferred Stock of the Company having the rights, preferences, and privileges, and subject to the limitations and restrictions, set forth in the Certificate of Designation.

1.30         "Shares" means the shares of Common Stock issued and sold by the Company to the Investors pursuant to this Agreement.

1.31         "Spindletop Shares" means 700,000 freely tradable shares of the common stock of Spindletop Oil & Gas Co.

1.32         "Stock Assignment" means that certain Stock Assignment Separate from Certificate in the form attached hereto as Exhibit G.

1.33         "Stock Repurchase Agreement" means that certain Stock Repurchase Agreement between the Company and WIH LLC in the form attached hereto as Exhibit G, pursuant to which the Company has granted to WIH LLC the right to require the Company to purchase from WIH LLC up to 3,750,000 Shares at a price of $0.40 per Share and on the other terms and conditions set forth therein.

1.34         "Tax" or "Taxes" means (a) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, levies, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to Tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

1.35         "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

1.36         "Termination Date" means December 31, 2010.

1.37         "Transaction Documents" means this Agreement, the Assignment of Membership Interest instruments, Debenture Assignments, and any other agreement, instrument, or document executed in connection herewith.

1.38         "WIH LLC Cash Payment" means an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000), subject to adjustment pursuant to Section 2.3(d), below.

1.39         "WIH LLC Members" means AINO, LLC; Clifford Johnson; Alva F. Johnson; CalioFog, LLC; James Miller; Samson, LLC; IRA Resources, Inc., f/b/o Richard A. Mathews IRA 15916; The Waters Group; Coal Creek Energy, LLC; Domco, LLC; Global Equity Funding, LLC; DV-8 Energy Series 6, LLC; Enutroff, LLC; and Mallard Management, Inc.

1.40         "WI LLC" means Working Interest, LLC, a Kansas limited liability company.

1.41         "WI LLC Working Interests" means (a) a twelve and one-half percent (12.5%) working interest in the lease identified as the "Thoren interest" described on Exhibit H hereto, and (b) an eighty percent (80%) working interest in each of the other leasehold interests listed on Exhibit H hereto.

2.           Contribution of Contributed Assets

2.1           Closing.  The closing of the issuance and delivery of the Shares shall take place on the date hereof at the offices of the Company's counsel, DeMint Law, PLLC, 3753 Howard Hughes Parkway, Second Floor, Suite 314, Las Vegas, Nevada 89169 (or by an exchange of executed counterpart copies of this Agreement and the other closing documents via facsimile and overnight courier between counsel for the Company and the Investors), or at such other time and place as the Company and Investors mutually agree upon orally or in writing (which time and place are designated as the "Closing").

2.2         Contribution.   At the Closing hereunder:

(a)         Contribution by WCOF.

(i)           WCOF shall execute and deliver to the Company a Debenture Assignment, assigning to the Company all rights in and to Secured Debentures in the original principal amount of One Million Nine Hundred Sixty Thousand Dollars ($1,960,000), on which the Company was indebted to WCOF as of September 30, 2010, in the aggregate amount of Two Million Four Hundred Ninety-eight Thousand Seven Dollars and Seventy-one Cents ($2,498,007.71);

(ii)          WCOF shall (A) execute and deliver to the Company a Stock Assignment, assigning to the Company title to the Oakridge Shares, which the parties agree have an aggregate value of One Million Six Hundred Seventy-six Thousand Sixteen Dollars ($1,676,016), or $2.715 per share; and (B) transfer such shares, of record, to an account at C.K. Cooper & Company and authorize such brokerage firm to transfer such Oakridge Shares, by book transfer, to an account maintained at such firm by the Company; and

(iii)         WCOF shall (A) execute and deliver to the Company a Stock Assignment, assigning to the Company title to the Spindletop Shares, which the parties agree have an aggregate value of One Million Two Hundred Ninety-five Thousand Dollars ($1,295,000), or $1.85 per share; and (B) transfer such shares, of record, to an account at C.K. Cooper & Company and authorize such brokerage firm to transfer such Spindletop Shares, by book transfer, to an account maintained at such firm by the Company.

(b)         Contribution by MVP.  MVP shall execute and deliver an Assignment of Membership Interest, assigning to the Company all right, title, and interest in and to MVP's membership interest in Black Sable.

(c)         Contribution by RGW.  RGW shall execute and deliver an Assignment of Membership Interest, assigning to the Company all right, title, and interest in and to RGW's membership interest in Black Sable.

(d)         Contribution by WIH LLC.  WIH LLC shall execute and deliver an Assignment of Membership Interest, assigning to the Company all right, title, and interest in and to WIH LLC's membership interest in WI LLC.

(e)         Contribution by Frey Living Trust.   Frey Living Trust shall execute and deliver to the Company a Debenture Assignment, assigning to the Company all rights in and to Secured Debentures in the original principal amount of One Hundred Forty Thousand Dollars ($140,000), on which the Company was indebted to Frey Living Trust as of September 30, 2010, in the aggregate amount of One Hundred Seventy-eight Thousand Four Hundred Twenty-nine Dollars ($178,429).

2.3         Shares and Other Consideration Delivered By Company.

(a)          Transfer Agent Instructions and Shares.

(i)          Instructions.  The Company shall issue to its transfer agent, and any subsequent transfer agent, irrevocable instructions to issue certificates or credit Shares to the applicable balance accounts at The Depository Trust Company ("DTC"), registered in the name of each Investor identified in Section 2.3(a)(ii), below or its respective nominee(s), for the Shares of Common Stock issuable at the Closing pursuant to Section 2.3(a)(ii) (the "Irrevocable Transfer Agent Instructions").  The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 2.3(a)(i), will be given by the Company to its transfer agent with respect to such Shares, and that the Shares shall be freely transferable on the books and records of the Company to the extent provided in this Agreement and the other Transaction Documents.  If an Investor effects a sale, assignment or transfer of such Shares, then the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment to be delivered within three (3) business days.  In the event that such sale, assignment or transfer involves Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Shares to the Investor, assignee or transferee, as the case may be, without any restrictive legend.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to an Investor.  Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 2.3(a)(i) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 2.3(a)(i), that an Investor shall be entitled, in addition to all other available remedies, to seek an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

(ii)         Shares.  At the Closing, and in consideration of the contribution of the Contributed Assets by the Investors pursuant to Section 2.2, above, the Company shall issue and deliver to:

(A)          WCOF Ten Million Five Hundred Fifty Thousand Forty-nine (10,550,049) shares of Common Stock;

(B)           MVP Fifteen Million Five Hundred Ninety-five Thousand Five Hundred Forty (15,595,540) shares of Common Stock;

(C)           MVP Four Million Seven Hundred Seventy-nine Thousand Four Hundred Sixty (4,779,460) shares of Series A Preferred Stock;

(D)           RGW Four Million (4,000,000) shares of Common Stock;

(E)           WIH LLC Eighteen Million Seven Hundred Fifty Thousand (18,750,000) shares of Common Stock, subject to adjustment pursuant to Section 2.3(d), below; and

(F)           Frey Living Trust 223,036 shares of Common Stock.

(b)         Cash to WIH LLC. Authorize the transfer to WIH LLC, by wire transfer of immediately available funds on the Closing Date or as soon thereafter as reasonably practicable, a sum equal to the WIH LLC Cash Payment, subject to adjustment pursuant to Section 2.3(d), below.

(c)         Put Agreement with WIH LLC.   Execute and deliver to WIH LLC that certain Stock Repurchase Agreement in the form attached hereto as Exhibit G.

(d)         Adjustment of WIH Cash and Stock.  If, as of the Closing, the WI LLC Working Interests represent less than an eighty percent (80%) working interest in each of the "WI LLC Leases" (as such term is defined in Section 4.5(d), below), then the amount of the WIH Cash Payment and the shares issuable to WIH LLC pursuant to Section 2.3(a)(ii)(E), above, shall be reduced proportionately to a percentage of such full WIH Cash Payment and such shares that corresponds to the ratio of (x) the actual percentage of the working interests in the WIH LLC Leases held by WI LLC as of the Closing Date, to (y) eighty percent (80%).

3.           Representations and Warranties of Company.  Except as otherwise set forth in the Company Disclosure Schedule attached hereto as Exhibit I, specifically identifying the relevant subparagraphs hereof, which exceptions shall be deemed to be representations and warranties of the Company as if made hereunder (the "Company Disclosure Schedule"), which has been furnished to each Investor prior to the execution hereof, as a material inducement to the Investors to enter into this Agreement and purchase the Common Stock hereunder, the Company hereby represents and warrants to each Investor that as of the Closing Date:

3.1          Corporate Organization and Authority.  The Company (a) is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing under the laws of the State of Nevada; (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted or contemplated to be conducted; (c) has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents; and (d) is duly qualified or licensed to do business as a foreign corporation in, and is in good standing under the laws of, each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

3.2          Capitalization.  Immediately prior to the Closing, the authorized capital of the Company shall consist of:

(a)         Common Stock.  One Hundred Million (100,000,000) shares of Common Stock, of which Five Million Eight Hundred Nine Thousand Six Hundred Twenty-eight (5,809,628) shares are issued and outstanding.

(b)         Preferred Stock.  Ten Million (10,000,000) shares of Preferred Stock, of which (i) Four Million Seven Hundred Seventy-nine Thousand Four Hundred Sixty (4,779,460) have been designated Series A Preferred Stock for issuance hereunder, none of which shall be issued or outstanding immediately prior to the Closing, and (ii) the remainder of which, none of which shall be issued or outstanding immediately prior to the Closing, may be designated and issued by the Board of Directors from time to time pursuant to a certificate of designation hereafter approved by the Board of Directors.  The rights, restrictions, privileges and preferences of and restrictions upon the Series A Preferred Stock are set forth in the Certificate of Designation.

(c)         Other Securities.  Except for Nine Hundred Twenty-nine Thousand Two Hundred Fifty (929,250) shares of Common Stock reserved for issuance pursuant to outstanding options granted to employees, consultants, officers or directors under the Equity Incentive Plan, of which options or shares have been respectively granted for the numbers of shares set forth in Section 3.2(c) of the Company Disclosure Schedule (which shall also show the vesting schedule and exercise price of such outstanding options and shares that remain subject to any vesting schedule), there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.  Except for the Certificate of Designation, the Securities Purchase Agreement, and the Transaction Documents, the Company is not a party to or subject to any agreement or understanding, and to the Company's Knowledge there is no agreement or understanding between any individuals and/or entities, which affects or relates to the voting or giving of written consents with respect to any Company security or the voting by a director of the Company. Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, none of the Company's stock purchase agreements or stock option documents or any other agreement, document or commitment (written or oral) of the Company provides for acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any events.  All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than 180 days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act. Except as set forth in the Company’s public reports filed with the SEC under the Exchange Act, the Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.  Except as set forth in this Agreement, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its securities.

(d)         Prior Shares.  The outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and nonassessable.  To the Knowledge of the Company, all such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(e)         409A Compliance.  No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company are subject to the requirements of Section 409A of the Code.  Each "nonqualified deferred compensation plan" (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a "409A Plan") complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder.  No payment to be made under any 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code.

3.3         Subsidiaries.  Except as set forth in Section 3.3 of the Company Disclosure Schedule, the Company does not presently own, have any investment in, or control, directly or indirectly, or hold any rights to acquire any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity, nor has the Company ever held such interest.  The Company is not a participant in any joint venture, partnership or similar arrangement.

3.4         Authorization.  All corporate action required to be taken by the Company’s board of directors (the "Board of Directors") and stockholders in order to authorize the Company to enter into the Transaction Documents, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing.  All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing.  The Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5         Valid Issuance of Shares.  The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and Liens created by or imposed by an Investor.  Assuming the accuracy of the representations of the Investors in Section 4 of this Agreement and subject to the filings described in clause (ii) of Section 3.6, below, the Shares will be issued in compliance with all applicable federal and state securities laws.  The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Articles of Incorporation, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable federal and state securities laws and Liens created by or imposed by an Investor.  Based in part upon the representations of the Investors in Section 4 of this Agreement, and subject to Section 3.6, below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

3.6         Governmental Consents and Filings.

(a)         Assuming the accuracy of the representations made by the Investors in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Designation, which will have been filed as of the Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

(b)         Without limiting the generality of the foregoing, Company is not in violation of any of the rules, regulations or requirements of the FINRA OTC Bulletin Board (the "Principal Market") and has no Knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. During the one (1) year period prior to the date hereof, (i) the Common Stock has been listed on the Principal Market or quoted on the "gray sheets" (the " Gray Sheets "), (ii) trading in the Common Stock or quotation on the Gray Sheets has not been suspended by the SEC, the Principal Market or the Gray Sheets and (iii) Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, and neither Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

3.7         Securities Matters.

(a)         SEC Filings.  The Company's issued and outstanding shares of Common Stock are registered pursuant to Section 12(g) of the Exchange Act, and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Exchange Act for the three (3) years preceding the date of this Agreement (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed within the period of three (3) years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the "SEC Documents") on timely basis or has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension.  The Company has delivered to the Investors or their representatives, or made available through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  No other information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made and not misleading.

(b)         Sarbanes-Oxley.  The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 to small business issuers that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(c)         Investment Company.  Neither the Company nor any of its affiliates is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

3.8         Litigation.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no claim, action, suit, proceeding, arbitration, complaint, charge, investigation, pending or, to the Company's Knowledge currently threatened (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; (ii) that questions the validity of the Transaction Documents or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.   Neither the Company nor, to the Company’s Knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company).  There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.  The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

3.9         Intellectual Property.  The Company owns or possesses or can acquire on commercially reasonable terms, sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others.  To the Company’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.  Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.  The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.  The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.  To the Company’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company.  Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted.  Section 3.9 of the Company Disclosure Schedule lists all Company Intellectual Property.  The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.  For purposes of this Section 3.9, the Company shall be deemed to have Knowledge of a patent right if the Company has actual Knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

3.10       Compliance with Law and Other Instruments.

(a)          No Violations.  The Company is not in violation or default (i) of any provisions of its Articles of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Company Disclosure Schedule, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, the violation or default of which would have a Material Adverse Effect.  The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any Lien upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

(b)          Foreign Corrupt Practices. Neither Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.11        Agreements; Actions

(a)          Except for the Transaction Documents and as set forth in Section 3.11(a) of the Company Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)         Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (ii) and (iii) of this Section 3.11(b), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c)         Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, the Company is not a guarantor or indemnitor of any indebtedness of any other Person.

3.12       Certain Transactions

(a)         Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Investors or their counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)         Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees.  None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company or (iii) financial interest in any material contract with the Company.

3.13       Rights of Registration and Voting Rights. Except as set forth in Section 3.13 of the Company Disclosure Schedule, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

3.14       Absence of Liens. Except as set forth in Section 3.14 of the Company Disclosure Schedule, the property and assets that the Company owns are free and clear of all mortgages, deeds of trust, Liens, and loans, except for statutory Liens for the payment of current Taxes that are not yet delinquent and Liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.  With respect to the property and assets it leases, the Company is in compliance with such leases and, to its Knowledge, holds a valid leasehold interest free of any Liens other than those of the lessors of such property or assets.

3.15       Financial Matters.

(a)         Financial Statements.  The Company has delivered to each Investor its audited income statements for the twelve-month period ended March 31, 2010, and its unaudited income statement for the six-month period ended September 30, 2010, and an audited balance sheet dated as of March 31, 2010, and an unaudited balance sheet dated as of September 30, 2010 (collectively, the "Financial Statements").  The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles.  The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to Financial Statements Date, (ii) obligations under contracts and commitments incurred in the ordinary course of business, and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

(b)         Internal Accounting and Disclosure Controls. Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) that are effective in ensuring that information required to be disclosed by Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve months prior to the date hereof, neither Company nor any of its Subsidiaries have received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of Company or any of its Subsidiaries.

(c)         Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

3.16       Changes.  Since the Financial Statements Date there has not been:

(a)         any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)         any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)         any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)         any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)         any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)          any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)         any resignation or termination of employment of any officer or Key Employee of the Company;

(h)         any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company, with respect to any of its material properties or assets, except Liens for Taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)          any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)          any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)         any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)          receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)        to the Company’s Knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally,  that could reasonably be expected to result in a Material Adverse Effect; or

(n)         any arrangement or commitment by the Company to do any of the things described in this Section 3.16.

3.17       Employee Matters

(a)          As of the date hereof, the Company employs such full-time employees, part-time employees and consultants or independent contractors as are listed in Section 3.17 of the Company Disclosure Schedule, which sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation in excess of $75,000 for the fiscal year ended March 31, 2010, or is anticipated to receive compensation in excess of $75,000 for the fiscal year ending March 31, 2011.

(b)          To the Company’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business.  Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)          Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining.  The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d)          Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, to the Company’s Knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing.  The employment of each employee of the Company is terminable at the will of the Company.  Except as set forth in Section 3.17 of the Company Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due.  Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)          The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board of Directors.

(f)          Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g)          Section 3.17 of the Company Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").  The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA,  and has complied in all material respects with all applicable laws for any such employee benefit plan.

(h)          The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company.  There is no strike or other labor dispute involving the Company pending, or to the Company’s Knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(i)           To the Company’s Knowledge, none of the Key Employees or directors of the Company has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

3.18        Tax Returns and payments.  There are no federal, state county, local or foreign Taxes due and payable by the Company which have not been timely paid.  There are no accrued and unpaid federal, state, country, local or foreign Taxes of the Company which are due, whether or not assessed or disputed.  There have been no examinations or audits of any Tax Returns or reports by any applicable federal, state, local or foreign governmental agency.  The Company has duly and timely filed all federal, state, county, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statues of limitations with respect to Taxes for any year.

3.19       Insurance.  The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

3.20       Confidential Information and Invention Assignment Agreements.  Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Investors (the "Confidential Information Agreements").  No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement.  The Company is not aware that any of its Key Employees is in violation thereof.

3.21        Permits.  The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect.  The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.22       Corporate Documents.  The Articles of Incorporation and Bylaws of the Company are in the form provided to the Investors.  The copy of the minute book of the Company provided to the Investors contains minutes of meetings of directors and stockholders and actions by written consent without a meeting by the directors and accurately reflects in all material respects actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

3.23        83(b) Elections.  To the Company's Knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired shares of the Company's Common Stock subject to substantial risk of forfeiture.

3.24       Environmental and Safety Laws.  Except as could not reasonably be expected to have a Material Adverse Effect and as set forth in Section 3.24 of the Company Disclosure Schedule, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a "Hazardous Substance") on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.  The Company has made available to the Investors true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.   For purposes of this Section 3.24, "Environmental Laws" means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.25       Brokers and Finders.  Except as set forth in Section 3.25 of the Company Disclosure Schedule, the Company has not retained any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.

3.26       Disclosure.  No representation or warranty of the Company contained in this Agreement, as qualified by the Company Disclosure Schedule, and certificate furnished or to be furnished to Investors at the Closing contains any untrue statement of a material fact or, to the Company’s Knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  It is understood that this representation is qualified by the fact that the Company has not delivered to the Investors, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

4.           Representations and Warranties of Investors.

4.1          Investment Representations and Acknowledgments.  Each Investor, severally and not jointly, represents, warrants and acknowledges to the Company (provided that such representations and warranties do not limit or obviate the representations and warranties of the Company set forth in this Agreement) as follows:

(a)         Authorization.  Investor has full power and authority to enter into this Agreement and all corporate action on the part of Investor, its officers, directors, managers, members and stockholders necessary for the purchase of the Shares has been taken, and this Agreement constitutes the legally binding and valid obligation of Investor, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)         Brokers and Finders.  Investor has not retained any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.

(c)          Purchase Entirely for Own Account.  This Agreement is made with Investor in reliance upon Investor's representation to the Company, which by Investor's execution of this Agreement Investor hereby confirms, that the Shares to be received by Investor will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, Investor further represents that it has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the Shares.

(d)          Restricted Securities.

(i)          Investor understands and acknowledges that the offering of the Shares pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) and/or Regulation D of the Securities Act, and that the Company's reliance upon such exemption is predicated, in part, upon Investor's representations set forth in this Agreement.

(ii)         The certificates for the Shares shall bear a legend in substantially the following form:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT").  SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OR REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT."

(e)         Limitations on Disposition.

(i)           In no event will Investor dispose of any of its Shares (other than pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 promulgated by the United States Securities and Exchange Commission (the "Commission") under the Securities Act ("Rule 144") or any similar or analogous rule), unless and until (i) Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, Investor shall have furnished the Company with an opinion of counsel satisfactory in form and substance to the Company to the effect that such disposition will not require registration under the Securities Act.

(ii)         Notwithstanding the provisions of subsection (a) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor that is (i) a partnership to an affiliate, a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse; (ii) a corporation, to its stockholders in accordance with their interest in the corporation; (iii) a limited liability company, to its members or former members in accordance with their interest in the limited liability company; or (iv) to the Investor's family member or trust for the benefit of the individual Investor, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder.

(f)          Investment Experience and Disclosure of Information.  Investor (i) has such Knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares; (ii) has the ability to bear the economic risks of its prospective investment; and (iii) is able to bear the economic risk of its investment and to hold the Shares for an indefinite period of time.

(g)         Accredited Investor.  Investor is an "accredited investor," as such term is defined for purposes of Rule 501 of Regulation D, as presently in effect, promulgated by the Commission.

(h)         Residence.  The State of the principal residence or principal executive office of the Investor is set forth below the Investor's signature on the signature pages hereto.

(i)          Non-Reliance on Company. Investor is not relying on the Company with respect to the tax and other economic considerations relating to this Agreement and the purchase of the Shares. In regard to such considerations, Investor has relied on the advice of, or has consulted with, his, her or its own personal tax, investment or other advisors and has not relied on the Company or any of its affiliates, officers, directors, attorneys, accountants or any affiliates of any thereof and each other person, if any, who controls any thereof, within the meaning of Section 15 of the Securities Act, except to the extent such advisors shall be deemed to be as such.

(j)          Full Access to Company Records. Investor has been granted the opportunity to conduct a full and fair examination of the records, documents and files of the Company, to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the terms and conditions of this Agreement and the purchase of Shares, the Company and its business and prospects, and to obtain any additional information which Investor deems necessary to verify the accuracy of any information received.

(k)         No General Solicitation. The Shares were not offered to Investor through an advertisement in printed media of general and regular circulation, radio or television.

(l)          Limited Market. There is currently a very limited market for the Company’s Common Stock on the Over-the-Counter Bulletin Board. There can be no assurances that a liquid market will develop for the Company’s Common Stock or if developed, be sustained in the future. Consequently, Investor may never be able to liquidate its investment and Investor may bear the economic risk of its investment for an indefinite period of time.

4.2          Separate Representations of WCOF.   WCOF represents and warrants to the Company that:

(a)          Contributed Assets.  WCOF is the sole owner of the Secured Debentures, Oakridge Shares, and Spindletop Shares, that WCOF is contributing to the Company pursuant to Section 2.2, above, free and clear of all Liens, and has the sole power and every right and lawful authority to transfer such Secured Debentures and shares to the Company without the consent of any other Person.  Upon execution and delivery of the instruments contemplated by Section 2.2, above, the Company shall acquire title to such Contributed Assets free and clear of all Liens arising by or through any act of or claim against WCOF.

(b)          Waiver of Claims for Interest.  WCOF agrees to accept the Shares being issued to WCOF pursuant to Section 2.3, above, in complete satisfaction of all claims against the Company with respect to the principal of and interest on the Secured Debentures that WCOF is contributing to the Company pursuant to Section 2.2, above.

4.3          Separate Representations of MVP.

(a)         Contributed Assets.  MVP is the sole owner of the membership interest in Black Sable that MVP is contributing to the Company pursuant to Section 2.2, above, free and clear of all Liens, and has the sole power and every right and lawful authority to transfer such membership interest to the Company without the consent of any Person other than BSE and RGW, which consent has been obtained.  Upon execution and delivery of the instruments contemplated by Section 2.2, above, to be executed by MVP, the Company shall acquire title to such Contributed Assets free and clear of all Liens arising by or through any act of or claim against MVP.

(b)         Operating Agreement.  MVP has delivered to the Company a copy of the articles of organization of Black Sable and the Amended and Restated Operating Agreement of Black Sable dated effective January 1, 2010, as amended (as so amended, the "BSE Operating Agreement").  Such articles of organization and BSE Operating Agreement have not been further modified or amended, and remain in full force and effect.

(c)         Ownership of Interests in Black Sable.  Except for the membership interest in Black Sable that is held by RGW and is being contributed to the Company pursuant to Section 2.2, above, no Person other than MVP and RGW holds any membership interest or economic interest in Black Sable, or any right, option, warrant or other security exercisable for, convertible into, or exhangeable into a membership interest or economic interest in Black Sable.

4.4          Separate Representations of RGW. RGW represents and warrants to the Company that:

(a)         Contributed Assets.  RGW is the sole owner of the membership interest in Black Sable that RGW is contributing to the Company pursuant to Section 2.2, above, free and clear of all Liens, and has the sole power and every right and lawful authority to transfer such membership interest to the Company without the consent of any other Person other than BSE and MVP, which consent has been obtained.  Upon execution and delivery of the instruments contemplated by Section 2.2, above, the Company shall acquire title to such Contributed Asset free and clear of all Liens arising by or through any act of or claim against RGW.

(b)         Operating Agreement.  RGW has delivered to the Company a copy of the articles of organization of Black Sable and the Amended and Restated Operating Agreement of Black Sable dated effective January 1, 2009 (the "BSE Operating Agreement").  Such articles of organization and BSE Operating Agreement have not been further modified or amended, and remain in full force and effect.

(c)         Ownership of Interests in Black Sable.  Except for the membership interest in Black Sable that is held by RGW and is being contributed to the Company pursuant to Section 2.2, above, no Person other than MVP and RGW holds any membership interest or economic interest in Black Sable, or any right, option, warrant or other security exercisable for, convertible into, or exhangeable into a membership interest or economic interest in Black Sable.

(d)         Black Sable Working Interests.   The Black Sable Working Interests are held by Black Sable free and clear of all Liens whatsoever.   Except as expressly set forth on Exhibit B hereto, (i) all leases under which Black Sable holds such Black Sable Working Interests (the "Black Sable Leases") are in full force and effect, and (ii) all taxes with respect to each Black Sable Working Interest for all periods prior to the Effective Date of this Agreement have been paid in full.  To the extent that it is hereafter determined that any such taxes have not been paid (including but not limited to all taxes attributable to all periods prior to the Effective Date of this Agreement that are not yet due and payable), Black Sable shall pay or reimburse the Company for such taxes upon written demand therefore.  Neither Black Sable nor, to the Knowledge of Black Sable, any of the lessors under any Black Sable Lease, is in default of its respective obligations under any such Black Sable Lease, and to the Knowledge of Black Sable there do not exist any circumstances that, with the delivery of notice or passage of time, would constitute a default by any such Person under any such Black Sable Lease.

(e)         Condition of Leaseholds.   Except as set forth on Exhibit B hereto, to the Knowledge of Black Sable, (i) none of the leasehold interests under any of the Black Sable Leases contains any waste materials (whether toxic, hazardous, or extremely hazardous and related to the oil and gas operations on such leasehold) or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites, and (ii) all of the equipment appurtenant to the real property that is included within any of the Black Sable Leases is in good working order and condition, reasonable wear and tear excepted.

(f)          "As is" and "Where is."   Except for the express representations and warranties of Black Sable set forth in this Agreement or any of the instruments delivered by Black Sable to the Company regarding the Black Sable Working Interests or the Black Sable Leases:

(i)           Neither Black Sable nor any of its respective members, officers, directors, members, agents, and attorneys, makes any warranties, express or implied, with respect to the quality, design, physical condition, fitness for a particular purpose, production volumes, profitability or capacity of any of the Black Sable Leases; and

(ii)         All such Black Sable Leases, and the wells, equipment and fixtures associated therewith, are being delivered to the Company in their respective "AS IS, WHERE IS" condition existing on the Closing Date, with reasonable exception for normal wear and tear.  The Company assumes all risks that the properties that are subject to such Black Sable Leases may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites which may or may not have been revealed by Company’s investigation.

4.5          Separate Representations of J&J and WIH LLC.   J&J and WIH LLC jointly and severally represent and warrant to the Company that:

(a)         Contributed Assets.  WIH LLC (i) is the sole owner of one hundred percent (100%) of the issued and outstanding membership interests in WI LLC, which membership interests WIH LLC is contributing to the Company pursuant to Section 2.2, above, free and clear of all Liens, and (ii) has the sole power and every right and lawful authority to transfer such membership interests in WI LLC  to the Company without the consent of any other Person.  No Person has any option, warrant, or other right to acquire any membership or economic interest in WI LLC.  Upon execution and delivery of the instruments contemplated by Section 2.2, above, the Company shall acquire title to such Contributed Asset free and clear of all Liens arising by or through any act of or claim against WIH LLC or any Person that assigned an interest in any of the WI LLC Working Interests to WIH LLC or WI LLC.

(b)         Articles and Operating Agreement.  WIH LLC has delivered to the Company a copy of (i) the articles of organization and the Operating Agreement of WIH LLC dated effective December 7, 2010 (the "WIH LLC Operating Agreement"), and (ii) the articles of organization and the Operating Agreement of WI LLC dated effective December 7, 2010 (the "WI LLC Operating Agreement").  Such articles of organization, the WIH LLC Operating Agreement, and the WI LLC Operating Agreement have not been further modified or amended, and remain in full force and effect.

(c)         Ownership of Interests in WI LLC.  Except for the membership interest in WI LLC that is held by WIH LLC and is being contributed to the Company pursuant to Section 2.2, above, no Person holds any membership interest or economic interest in WI LLC, or any right, option, warrant or other security exercisable for, convertible into, or exhangeable into a membership interest or economic interest in WI LLC.

(d)         WI LLC Working Interests.

(i)           The WI LLC Working Interests are comprised of (A) a one hundred percent (100%) interest in the "Thoren interest" described on Exhibit H hereto, (B) an eighty percent (80%) working interest in the remainder of the leasehold interests identified on Exhibit H, under which WI LLC holds such WI LLC Working Interests (collectively, the "WI LLC Leases"), and are held by WI LLC free and clear of all Liens whatsoever, and (C) the interests in the Non-Producing Leases identified on Exhibit O hereto.

(ii)         Except as expressly set forth on Exhibit H, (i) all WI LLC Leases are in full force and effect, and (ii) all taxes with respect to each WI LLC Working Interest for all periods prior to the Effective Date of this Agreement have been paid in full.  Each WI LLC Working Interest has the respective Net Revenue Interest ("NRI") set forth for such WI LLC Working Interest on Exhibit H.  To the extent that it is hereafter determined that any such taxes have not been paid (including but not limited to all taxes attributable to all periods prior to the Effective Date of this Agreement that are not yet due and payable), J&J and WIH LLC shall pay or reimburse the Company for such taxes upon written demand therefore.   Neither WI LLC nor, to the Knowledge of J&J or WIH LLC, the lessor under any WI LLC Lease, is in default of its respective obligations under any such WI LLC Lease, and to the Knowledge of WIH LLC there do not exist any circumstances that, with the delivery of notice or passage of time, would constitute a default by any such Person under any such WI LLC Lease.

(e)         Condition of Leaseholds.   Except as set forth on Exhibit H hereto, to the Knowledge of J&J and WIH LLC, (i) none of the leasehold interests under any of the WIH LLC Leases contains any waste materials (whether toxic, hazardous, or extremely hazardous and related to the oil and gas operations on such leasehold) or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites, and (ii) all of the equipment appurtenant to the real property that is included within any of the WIH LLC Leases is in good working order and condition, reasonable wear and tear excepted.

(f)          "As is" and "Where is."   Except for the express representations and warranties of WIH LLC set forth in this Agreement or any of the instruments delivered by WIH LLC to the Company regarding the WI LLC Working Interests or the WI LLC Leases under which such WI LLC Working Interests are held:

(i)           Neither WIH LLC nor any of its respective members, officers, directors, members, agents, and attorneys, makes any warranties, express or implied, with respect to the quality, design, physical condition, fitness for a particular purpose, production volumes, profitability or capacity of any of the WI LLC Leases; and

(ii)         All such WI LLC Leases, and the wells, equipment and fixtures associated therewith, are being delivered to the Company in their respective "AS IS, WHERE IS" condition existing on the Closing Date, with reasonable exception for normal wear and tear.  The Company assumes all risks that the properties that are subject to such WI LLC Leases may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites which may or may not have been revealed by Company’s investigation.

4.6          Separate Representations of Frey Living Trust.   Frey Living Trust represents and warrants to the Company that:

(a)         Contributed Assets.  Frey Living Trust is the sole owner of the Secured Debentures that Frey Living Trust is contributing to the Company pursuant to Section 2.2, above, free and clear of all Liens, and has the sole power and every right and lawful authority to transfer such Secured Debentures and shares to the Company without the consent of any other Person.  Upon execution and delivery of the instruments contemplated by Section 2.2, above, the Company shall acquire title to such Contributed Assets free and clear of all Liens arising by or through any act of or claim against Frey Living Trust.

(b)         Waiver of Claims for Interest.  Frey Living Trust agrees to accept the Shares being issued to Frey Living Trust pursuant to Section 2.3, above, in complete satisfaction of all claims against the Company with respect to the principal of and interest on the Secured Debentures that Frey Living Trust is contributing to the Company pursuant to Section 2.2, above.

4.7          Separate Representations of J&J.  J&J represents, warrants, covenants and agrees that (a) within ten (10) days following the Effective Date of this Agreement, J&J shall convey or cause the conveyance to the Company of the Expired Leases, and (b) each such Expired Lease shall be on the respective terms set forth on Exhibit F hereto.

4.8          State and Federal Securities Laws.   No federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the transactions contemplated under this Agreement.

5.           Covenants of Parties.

5.1          Operations of the Company.   Except as contemplated by this Agreement or as described in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof to the Closing, the Company shall, and shall cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it, with the intention that its goodwill and ongoing businesses shall be unimpaired at the Closing.  Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, and except as described in Section 5.1 of the Company Disclosure Schedule, between the date hereof and the Closing, neither the Company nor any of its subsidiaries shall, without the prior written consent of the Majority Holders:

(a)          Amend its Articles of Incorporation or Bylaws (or other similar governing instruments), except to adopt and file the Certificate of Designation in order to designate and authorize the issuance of 4,779,460 shares of Series A Preferred Stock to be issued hereunder;

(b)          Authorize for issuance or grant, issue, sell, grant, deliver or agree or commit to issue, sell, grant or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights) except for the issuance and sale of Company Shares upon (i) the exercise of Company Stock Options and other convertible securities of the Company granted, issued and outstanding prior to the date hereof, or (ii) the sale of shares of Company Stock to employees of the Company issued under the Company Equity Incentive  Plan prior to the date hereof; provided that for purposes of this Section 6.1(b), Company Stock Options and other convertible securities of the Company shall not be deemed granted, issued and outstanding prior to the date hereof, and shares of Company Stock shall not be deemed issued to employees under the Company Equity Incentive Plan prior to the date hereof under such options, convertible securities and Company Stock, unless the same are disclosed in Section 2.2, above, or in Section 2.2 of the Company Disclosure Schedule;

(c)          Split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

(d)          Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the transactions contemplated hereunder and the Common Stock Offering);

(e)          Alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure or ownership of any subsidiary;

(f)          Either (i) incur or assume any long-term or short-term Indebtedness or issue any debt securities, in each case, except for borrowings under existing lines of credit in the ordinary course of business and consistent with past practices, or modify or agree to any amendment of the terms of any of the foregoing; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of subsidiaries of the Company incurred in the ordinary course of business and consistent with past practices; (iii) make any loans, advances or capital contributions to or investments in any other person (other than customary loans or advances to employees in each case in the ordinary course of business consistent with past practice not to exceed Fifty Thousand Dollars ($50,000) in the aggregate and to the extent permitted by applicable law); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

(g)         Except as may be required by applicable law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, special remuneration, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

(h)         Grant any severance or termination pay to any director, officer, employee or consultant;

(i)          Except as expressly contemplated by this Agreement, enter into or amend any employment agreements, oral or written, increase the compensation payable or to become payable by the Company or any of its subsidiaries to any of its officers, stockholders, directors, employees or consultants, or adopt or amend any employee benefit plan or arrangement, oral or written (including any amendment to the Company Equity Incentive Plan or the agreements thereunder), or increase the salaries or wage rates of its officers, stockholders, directors, employees or consultants, in amounts not greater than and not with greater frequency than under prior Company practices;

(j)          Terminate the employment of any employee, manager or officer or grant any severance or termination pay to any member, manager, officer or any other employee, except such terminations or payments in amounts not greater than under prior Company practices or made pursuant to written agreements or other legally binding commitments disclosed to the Investors in writing and in effect on the date hereof;

(k)         Exercise its discretion or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the transactions contemplated hereunder or the Common Stock Offering, any other change of control of the Company (as defined in the Company Equity Incentive Plan) or otherwise;

(l)          Other than in the ordinary course of business and consistent with past practices, (i) acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of Fifty Thousand Dollars ($50,000) in the aggregate; (ii) enter into any exclusive license, distribution, marketing, sales or other agreement; (iii) enter into a "development services" or other similar agreement; or (iv) acquire, sell, lease, license, transfer or otherwise dispose of any Company Intellectual Property;

(m)        Except as may be required as a result of a change in applicable law or in generally accepted accounting principles, change any material accounting principle, practice or method used by it;

(n)         Revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business and consistent with past practices;

(o)          Either (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Company and its subsidiaries, taken as a whole; (iii) amend, modify or waive any material right under any Scheduled Contract or any other material contract of the Company or any of its subsidiaries; (iv) breach or otherwise violate the material terms of any Scheduled Contracts; (v) materially modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any material manner that is adverse to the Company or any of its subsidiaries; (vi) authorize any new or additional capital expenditure or expenditures if any such expenditure or expenditures or (vii) authorize any new or additional manufacturing capacity expenditure or expenditures for any manufacturing capacity contracts or arrangements;

(p)          Make or revoke any Tax election or settle or compromise any income Tax liability, other than any such election or revocation that would not have a Material Adverse Effect on the Company;

(q)          Allow any insurance policy relating to the Company's or any of its subsidiaries' assets, properties or business to be amended or terminated without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

(r)          Fail to file any Tax Returns when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects other than any such failure that would not have a Material Adverse Effect on the Company;

(s)          Fail to pay any material Taxes or other material debts when due;

(t)          Except for those claims to be settled as set forth on Exhibit M hereto, commence any litigation or any binding dispute resolution process (other than in respect of any breach of or claim arising under this Agreement), or settle or compromise any pending or threatened suit, action, claim or other dispute that (i) relates to the transactions contemplated hereby, or (ii) the settlement or compromise of which would involve more than Twenty-five Thousand Dollars ($25,000) or that would otherwise be material to the Company and its subsidiaries, taken as a whole, or relates to any Company Intellectual Property matters;

(u)          Take any action or fail to take any action that could reasonably be expected to (i) limit the utilization of any of the net operating losses, built-in losses, Tax credits or other similar items of the Company or its subsidiaries under Sections 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder, or (ii) cause any transaction in which the Company or any of its subsidiaries was a party that was intended to be treated as a reorganization under Section 368(a) of the Code to fail to qualify as a reorganization under Section 368(a) of the Code;

(v)          Except as set forth in Section 5.1(v) of the Company Disclosure Schedule, enter into any licensing, distribution, sponsorship, advertising or other similar contracts, agreements, or obligations which may not be canceled without penalty by the Company or its subsidiaries upon notice of 30 days or less or which provide for payments by or to the Company or its subsidiaries in an amount in excess of Fifty Thousand Dollars ($50,000) over the term of the agreement;

(w)         Engage in any willful action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement, other than pursuant to rights expressly conferred upon the Company under this Agreement; or

(x)          Take or agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through 5.2(w) that it is prohibited from taking (and it shall use all commercially reasonable efforts not to take any action that would make any of the representations or warranties of the Company contained in this Agreement (including the Exhibits hereto) untrue or incorrect).

5.2          No Shop.

(a)          Subject to the exception set forth in Sections 6.2(b), 6.2(c), and 6.2(d), below, until the earliest of (i) the execution of the Definitive Agreements, (b) the Termination Date, or (c) the mutual termination of this Agreement (such period, the "Restricted Period"), neither the Company nor any subsidiary of the Company nor any of the Company's officers or directors (or any representative acting on their behalf) shall directly or indirectly solicit or provide any information to or enter into any agreement with any corporation, other entity, or person other than one or more of the Investors, or any of their respective affiliates, concerning any acquisition of any of the securities of, or all or substantially all of assets of, the Company or any merger of the Company or any subsidiary of the Company or any sale of any material assets or any sale of any shares of the Company or any of its affiliates, other than pursuant to outstanding compensatory stock options, warrants, convertible debentures, other contractual commitments made and approved by the Company's Board of Directors prior to October 27, 2010 or with entities that have executed non-disclosure or other agreements with the Company prior to October 27, 2010.  If, during the Restricted Period, the Company, any of its subsidiaries, or any officer, director, employee, representative or other agent of the Company or any of its subsidiaries, receives any inquiry or offer from any other company or person with respect to the acquisition of the Company, its securities, or all or any material portion of its assets (whether by stock purchase, asset acquisition, merger, or otherwise), then the Company immediately shall advise WCOF of such inquiry in detail or offer (including all terms thereof) and provide to WCOF copies of all written documents memorializing or relating to such inquiry or offer.

(b)          Notwithstanding the provisions of Section 6.2(a), above, during the Restricted Period, the Company shall be entitled to negotiate with investors approved by the Majority Investors (the "Approved Investors") regarding the terms and conditions on which the Approved Investors may purchase shares of the Company's Common Stock pursuant to the Common Stock Offering.

(c)          Notwithstanding the provisions of Section 6.2(a), above, if at any time during the Restricted Period, the Company receives a written proposal from a third party for the acquisition of a majority of the Company’s securities or assets, a merger of the Company with or into any other entity, or any other similar transaction with the Company (an "Acquisition Proposal"), and if the Board of Directors of the Company determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under Nevada law, and that such Acquisition Proposal constitutes or is reasonably expected to lead to a "Superior Proposal" (as defined below), then the Company may (x) furnish, pursuant to an acceptable confidentiality agreement, information with respect to the Company to the third party who has made such Acquisition Proposal; provided that the Company shall promptly (and in no event later than 24 hours) provide to the Investors any material information concerning the Company that is provided to any third party given such access which was not previously provided to the Parties; and (y) engage in or otherwise participate in discussions or negotiations with the third party making such Acquisition Proposal; provided, further, that the Company shall promptly (and in no event later than 24 hours) provide to the Investors (i) a written summary of the material terms of such Acquisition Proposal (including the pricing, terms, conditions and other material provisions and the identity of the proposed party or parties to such proposed Acquisition Transaction) and (ii) if such Acquisition Proposal is in writing, a copy of such Acquisition Proposal.   For purposes of the foregoing, the term "Superior Proposal" means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that the Board of Directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the third party making the proposal, and if consummated, would result in a transaction in which (i) the Company’s senior secured debentures are redeemed in full for cash at maturity without requiring the debenture holders to forfeit any Company shares of common stock, and (ii) the Company’s Board of Directors unanimously agree that the value of the Company’s common shares would exceed the value resulting from completion of the Transactions).

(d)          Notwithstanding the provisions of Section 6.2(a), above, the Board of Directors of the Company may enter into a definitive agreement with respect to an Acquisition Proposal, if and only if, prior to taking such action, the Board of Directors of the Company has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under Nevada law, and (y) that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (w) the Company has given the Parties at least ten (10) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal to the Parties), (x) the Company has negotiated in good faith with the Parties during such notice period to the extent the Parties wish to negotiate, to enable the Parties to revise the terms of this Agreement such that it would cause the Superior Proposal to no longer constitute a Superior Proposal, (y) following the end of such notice period, the Board of Directors of the Company shall have considered in good faith any changes to this Agreement proposed in writing by the Parties, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (z) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to the Parties an additional notice and the notice period shall have recommenced, except that the notice period shall be at least two (2) business days.

5.3          Access to Information.  From and after the date hereof, Purchaser may, directly or through its representatives, review the properties, books and records of the Company and its financial and legal condition to the extent it deems necessary or advisable to familiarize itself with such properties and other matters.  The Company hereby agrees to permit Investors and their representatives to have, from and after the date hereof, after reasonable notice, reasonable access to the premises and to all of the books and records of the Company and to cause the officers of the Company to furnish Investors with such financial and operating data and other information with respect to the Business as Investors will from time to time reasonably request.

5.4           Commercially Reasonable Efforts.  Each of the parties hereto will cooperate and use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Law to satisfy all conditions to the Closing and to consummate and make effective the transactions contemplated by this Agreement.

5.5           Public Announcements.  Except as otherwise required by law, neither the Company, any of its respective subsidiaries and affiliates, or any of the Investors or any of their affiliates shall issue any press release or otherwise make any public statements with respect to the details of this Agreement, or any proposed Third Party Acquisition (as defined in the Voting Agreements), without the prior written consent of the other; provided that, nothing in this Section 6.5 is intended or shall be construed as precluding the Investors from disclosing to their members the existence and terms of this Agreement to the reasonably required to obtain their approval of such transactions and all other transactions incident thereto.

5.6           Notification of Certain Matters.  The Company shall give prompt notice to the Investors, and the Investors shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (ii) any material failure of the Company, Company or Subsidiary, as the case may be, to comply with or satisfy in any material respect any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.7           Additions to and Modification of Company Disclosure Schedule.  Concurrently with the execution and delivery of this Agreement, the Company has delivered to Investor a Company Disclosure Schedule that includes all of the material information required by the relevant provisions of this Agreement.  In addition, the Company shall deliver to Investors such additions to or modifications of any Sections of the Company Disclosure Schedule necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to the Company after the date of execution and delivery of this Agreement; provided, however, that such disclosure shall not be deemed to constitute an exception to its representations and warranties under Section 3, nor limit the rights and remedies of the Investors under this Agreement for any breach by the Company of such representation and warranties.

6.           Conditions to Closing

6.1           Conditions to Investors' Obligations.  The obligations of each Investor under Section 2 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived in writing by such Investor but which waiver shall not be effective against any Investor who does not consent in writing thereto.

(a)           Representations and Warranties.  The representations and warranties of the Company contained in Section 3 shall be true on and as of the Closing with the same effect as if made on and as of the Closing.

(b)           Performance.  The Company shall have performed or fulfilled all agreements, obligations and conditions contained herein required to be performed or fulfilled by the Company before the Closing.

(c)           Blue Sky Compliance.  The Company shall have complied with and be effective under the securities laws of the State of California and any other state, as necessary to offer and sell the Shares to each Investor.

(d)           Secretary’s Certificate.  The Secretary of the Company shall deliver to each Investor at the Closing a certificate (i) stating that the copies attached thereto of the Company’s Articles of Incorporation and Bylaws and the resolutions of its Board of Directors and stockholders relating to the sale of the Shares are true and complete copies of such documents and resolutions, and (ii) certifying the incumbent officers and their signatures.

(e)           Compliance Certificate.  The Company shall have delivered to Investors the Compliance Certificate, dated as of the Closing, signed by the Company's President, certifying that the conditions set forth in Sections 6.1(a) and 6.1(b) have been satisfied and stating that there shall have been no Material Adverse Effect with respect to the Company since the Financial Statements Date.

(f)           Authorization of the Board of Directors of the Company.  The Board of Directors shall have duly adopted resolutions authorizing the execution, delivery and performance of this Agreement, the Transaction Documents, and each of the agreements contemplated hereby, the filing of the Certificate of Designation, the acquisition of the Contributed Assets in exchange for the issuance and sale of the Shares, the Stock Repurchase Agreement attached hereto as Exhibit G, and the WIH LLC Cash Payment, and the consummation of all other transactions contemplated by this Agreement and the Transaction Documents.

(g)           Closing of Transactions Under Securities Purchase Agreement.  The transactions contemplated by the Securities Purchase Agreement shall close concurrently with the closing of the issuance of Shares under this Agreement.

(h)           Board of Directors.  Immediately following the Closing, the Board of Directors of the Company shall consist of Atticus Lowe, Robert G. Watson, James Miller, and Lance Helfert.

(i)           Deliveries by Company.  The Company shall have delivered to the Investors the share certificates, Promissory Note, and J&J Cash Consideration in accordance with Section 2.3(b), above.

(j)           Stock Repurchase Agreement.  The Company shall have executed and delivered to WIH LLC the Stock Repurchase Agreement in the form attached hereto as Exhibit G.

(k)           Fairness Opinion.  The Company's Board of Directors shall have received from C.K. Cooper & Company a written opinion that the terms of the transactions contemplated by this Agreement are fair to the Company and its stockholders.

(l)           Employment Agreement with Watson.  The Company and Robert G. Watson shall have executed an Employment Agreement in the form attached hereto as Exhibit J.

(m)         J&J Contractor Agreements.  The Company shall have executed and delivered to J&J a Service Agreement and a Joint Operating Agreement in the respective forms attached hereto as Exhibit K.

(n)           Resignations.  All Persons serving as officers or directors of the Company immediately prior to the Closing shall have tendered to the Company their written resignation from such respective position, effective immediately after the Closing.

(o)           Settlements with Vendors.   The Majority Investors shall have delivered to the Company a certificate in the form attached hereto as Exhibit L, confirming that the terms on which the Company shall have settled claims of its vendors listed on Exhibit M hereto are acceptable to the Investors.

(p)           Opinion of Counsel.  Counsel for the Company shall have delivered to each Investor an opinion in the form attached hereto as Exhibit N.

(q)           Share Trading.   The Company's Common Stock (i) shall be designated for quotation on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market, or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(r)           No Injunctions.  No provision of any applicable Law and no judgment, injunction, order or decree will be in effect, and no action shall have been commenced seeking any of the foregoing), which will prohibit the consummation of the transactions contemplated under this Agreement.

(s)           Good Standing Certificates.  The Company shall have delivered to Investors a certificate of good standing issued by the Secretary of State for the State of Nevada, the State of Kansas, and the applicable authority for each other jurisdiction in which the Company is qualified to do business, dated a recent date before the Closing.

(t)           Consents and Qualifications.  The Company shall have obtained (i) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings and waivers of all preemptive rights and rights of first refusal), and (ii) all authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

6.2           Conditions to Company's Obligations.  The obligations of the Company under Section 2 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by the Company:

(a)           Representations and Warranties.  The representations and warranties of each Investor contained in Section 4 shall be true on and as of the Closing with the same effect as though said representations and warranties had been made on and as of the Closing.

(b)           Contribution of Contributed Assets.  Each of the Investors shall have executed and delivered to the Company the documents and instruments required under Section 2.2(a), above, to effect the contribution of the Contributed Assets to the Company.

7.           Termination of Agreement

7.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Company and the Majority Investors;

(b)           by Company, upon notice to the Investors, if an event occurs which, without any breach by Company of its obligations under this Agreement related to such event, render impossible the compliance with one or more of the conditions to the obligations of Company set forth in Section 7.2 (and such compliance is not waived by Company);

(c)           by the Investors, upon notice to Company, if an event occurs which, without any breach by the Investors of their respective obligations under this Agreement related to such event, render impossible the compliance with one or more of the conditions to the obligations of the Investors set forth in Section 7.1 (and such compliance is not waived by the Majority Investors);

(d)           either:

(i)           by the Investors, upon written notice to Purchaser, if (A) the Investors are not then in material default of their respective obligations under this Agreement, (B) the Company has materially breached any of its representations, warranties or covenants hereunder, (C) the Majority Investors deliver to the Company a written notice describing the breach by Company, and (D) Company  fails to cure such breach within fifteen (15) days following delivery of that written notice describing the breach; or

(ii)           by Company, upon written notice to the Investors, if (A) the Company is not then in material default of its obligations under this Agreement, (B) any of the Investors has materially breached any of his, her, or its respective representations, warranties or covenants hereunder, (C) Company delivers to Investors a written notice describing the breach, and (D) Investors fail to cure such breach within fifteen (15) days following delivery of that written notice describing the breach.

(e)           by Company or the Investors, if the transactions contemplated hereby have not been consummated on or before the Termination Date.

7.2         Break-up Fee.  As the sole remedy of the Investors, if the Company either breaches its obligations under this Agreement (including but not limited to Section 6.2, above), or exercises the "fiduciary out" described in Section 6.2(c) and (d), above, and fails to close the Transactions contemplated herein, and within 120 days after the date of the last day of the Restricted Period, the Company signs a letter of intent or other agreement relating to the acquisition of all or substantially all of the Company's assets or any of the securities of the Company (except for outstanding compensatory stock options, warrants, convertible debentures, or other contractual commitments made and approved by the Company's Board of Directors prior to October 27, 2010), whether directly or indirectly and whether through purchase, merger, consolidation, or otherwise, and such transaction is ultimately consummated, then immediately upon the closing of such transaction, the Company shall pay to the Investors a transaction break-up fee equal to Seven Hundred Fifty Thousand Dollars ($750,000) (which break-up fee shall be allocated to and shared by the Investors in proportion to the number of shares of Common Stock issuable to each such Investor under this Agreement).

8.           Additional Covenants of Parties

8.1           Indemnification. In consideration of each Investor’s execution and delivery of the Transaction Documents and acquiring the Shares thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall jointly and severally defend, protect, indemnify and hold harmless each Investor and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of such Investor or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents.

(a)           To the extent that the foregoing undertakings by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(b)           Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 9.2 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 9.2, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. In the case of an Indemnified Person, legal counsel referred to in the immediately preceding sentence shall be selected by the Majority Investors.  The Indemnified Party or Indemnified Person shall cooperate reasonably with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent.  No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such Claim or litigation.  Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this

(c)           The indemnification required by this Section 9.2 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

(d)           The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

(e)            To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Section 9.2 to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Shares which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Shares who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Shares shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Shares.

8.2           Reports Under Exchange Act.   With a view to making available to the Investors the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of Company to the public without registration ("Rule 144"), Company agrees to:

(a)           Make and keep public information available, as those terms are understood and defined in Rule 144;

(b)           File with the SEC in a timely manner all reports and other documents required of Company under the 1933 Act and the 1934 Act so long as Company remains subject to such requirements (it being understood that nothing herein shall limit Company’s obligations under Section 4(c) of the Securities Purchase Agreement) and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c)           Furnish to each Investor so long as such Investor owns Registrable Securities, promptly upon written request by an Investor, (i) a written statement by Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act, and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of Company and such other reports and documents so filed by Company, and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

8.3           WCOF Counsel Fees.   At or promptly following the Closing, the Company shall pay the fees and expenses of Reicker, Pfau, Pyle & McRoy LLP, counsel to West Coast Opportunity Fund, LLC, in connection with the execution and delivery of this Agreement and the transactions contemplated herein, provided that in no event shall the Company be obligated to pay under this Section 8.4 more than Eighty-five Thousand Dollars ($85,000) in the aggregate for such fees and expenses.

8.4           Post-Closing Agreements Regarding WI LLC Leases. The Company shall pay to J&J, in its capacity as an operator of the WI LLC Working Interests ("Agent"), for distribution to the Persons entitled thereto, the following:

(a)            An adjustment amount for oil that is in the tanks located on each of the WI LLC Leases as of the Closing Date.  The adjustment amount for each Lease shall be calculated as follows:  The product of (i) the Net Revenue Interest on each WI, LLC lease, multiplied by (ii) the measured amount of oil in the tanks as of December 31, 2010, multiplied by (iii) the price per barrel at which oil is sold on the New York Mercantile Exchange on December 31, 2010, less $7.75 per barrel, which price the parties agree to represent the fair market value of such oil.  For the purposes of this calculation, the "Net Revenue Interest" of each WI LLC Lease shall equal (x) the Net Revenue Interest owned by WI LLC with respect to such respective WI LLC Lease, multiplied by (y) the 80% working interest to be delivered to the Company pursuant to this Agreement;

(b)           The amount of all invoices paid by or to be paid by Agent for operating expenses (including, without limitation, salaries, equipment costs, utilities, and vendors) on the WI LLC Leases through the Closing Date.  Agent shall provide Company with a statement of such operating expenses on or before January 15, 2011 (the "Statement"), and Company shall pay to Agent the amount thereof when due or, if later, within ten (10) days after receipt of the Statement; and

(c)           The Company shall be liable for, pay, and hold WIH LLC harmless from taxes attributable to the WI LLC Leases and accruing in any periods after the Closing Date.  All severance and other gross production, collection, or use taxes attributable to production from and after the Closing Date shall be paid by the Company.

8.5           Post-Closing Agreements Regarding Black Sable Leases. The Company shall pay 88.09% to MVP and 11.91% to RGW, in their respective capacities as former members of Black Sable, the owner of the Black Sable Working Interests, the following:

(a)           An adjustment amount for oil that is in the tanks located on each of the Black Sable Leases as of the Closing Date.  The adjustment amount for each Lease shall be calculated as follows:  The product of (i) the Net Revenue Interest for such Black Sable Lease, multiplied by (ii) the measured amount of oil in the tanks as of December 31, 2010, multiplied by (iii) the price per barrel at which oil is sold on the New York Mercantile Exchange on December 31, 2010, less $3.00 per barrel, which price the parties agree to represent the fair market value of such oil.  For the purposes of this calculation, the "Net Revenue Interest" of each Black Sable Lease shall equal the Net Revenue Interest owned by Black Sable on each respective Black Sable Lease that will be delivered to the Company pursuant to this Agreement;

(b)           The amount of all invoices paid by or to be paid by Agent for operating expenses (including, without limitation, salaries, equipment costs, utilities, and vendors) on the WI LLC Leases through the Closing Date.  MVP and RGW shall provide Company with a statement of such operating expenses on or before January 15, 2011 (the "Statement"), and Company shall pay to Agent the amount thereof when due or, if later, within ten (10) days after receipt of the Statement; and

(c)           The Company shall be liable for, pay, and hold MVP and RGW harmless from taxes attributable to the Black Sable Leases and accruing in any periods after the Closing Date.  All severance and other gross production, collection, or use taxes attributable to production from and after the Closing Date shall be paid by the Company.

8.6           Title Reports on WI LLC Leases.   J&J and WIH LLC (a) acknowledge that the Company has not yet received written title reports with respect to the WI LLC Leases, and that such written title reports will not be available until after the closing of the transactions contemplated by this Agreement, and (b) covenant and agree that if such title reports reveal any material defects in title with respect to any of the WI LLC Leases or any of the WI LLC Working Interests (including but not limited to any evidence that WI LLC does not hold an 80% working interest in any of the WI LLC Leases), then J&J and WIH LLC, shall, in their sole discretion either:  (i) at their sole costs and expense, cure such defects, including but not limited to procuring from all third parties such quitclaims or other conveyances as may be necessary or convenient for confirming that WI LLC holds an 80% working interest in each of the WI LLC Leases; or (ii) return to the Company, upon demand, a number of Shares (valued at $0.40 per share) and an amount of cash (in the respective proportions in which the Company issued Shares and paid cash to WIH LLC pursuant to Sections 2.3(a)(ii)(E) and 2.3(b), above) having an aggregate value equal to the product of (x) Nine Million Dollars ($9,000,000), multiplied times (y) a fraction, the numerator of which is the proved developed PV-10 of the pertinent WIH LLC Lease, and the denominator of which is the aggregate proved developed PV-10 of all such WIH LLC Leases.   For purposes of the foregoing, the proved developed PV-10 of each WIH LLC Lease shall be the figure therefor set forth in that certain report dated December 1, 2010, entitled "J&J Operating, LLC, NYMEX Strip 11-19-10 Adjusted for Hedged Volumes," issued by Randy B. Miller, PE.

8.7           Registration of WIH LLC Shares.  The Company agrees that if the Shares issued to WIH LLC pursuant to Section 2.3(a)(ii)(E) do not become readily tradable under Rule 144 by the members of WIH LLC following the liquidation and distribution of those Shares to those members more than six (6) months following the date of issuance thereof, and if there is no reasonably available work-around to permit the sale and disposition of those shares in the public markets by or for the benefit of those members, then upon request of WIH LLC, the Company shall prepare and file with the SEC a registration statement for such shares and exercise its best efforts to cause that registration statement to become effective under the Securities Act as promptly as reasonably practicable.   The Company and WIH LLC each shall pay fifty percent (50%) of the costs and fees of preparing and filing such registration statement.   The members of WIH LLC shall provide to the Company such commercially reasonable and customary representations, warranties, and covenants as are customarily provided by investors on whose behalf an issuer of securities is seeking to register such shares.

9.           Miscellaneous

9.1           Notices.  All notices, elections, requests, demands, and other communications required or permitted under this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, or (b) on the fifth (5th) business day after the date on which deposited in the national mail system of the country of the sender's residence and (for items transmitted under this clause "(b)" from a source in the United States to a destination also in the United States) as evidenced by a receipt for registered or certified mail signed by the recipient or an authorized agent of recipient, or (c) on the date on which transmitted by facsimile or other electronic means generating a receipt evidencing a successful transmission; or (d) on the next business day after the business day on which deposited with a nationally or internationally recognized overnight commercial delivery service (e.g., Federal Express or UPS) for the fastest commercially available overnight delivery, with a return receipt (or equivalent thereof administered by such regulated public carrier) requested, freight prepaid, addressed to the party for whom intended at the address, facsimile number, or email address set forth on the signature page of this Agreement, or such other address, facsimile number, or email address, notice of which is given in a manner permitted by this Section 9.1.

9.2           Binding on Successors; Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of, the heirs, successors, assigns, and personal representatives of each of the parties.

9.3           Counterparts; Electronic Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument, binding on each of the signatories hereto.  A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in ".tif" or ".pdf" format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party's original signature.

9.4           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.5           Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Majority Investors.  Notwithstanding the foregoing, this Agreement may not be amended to create any obligation on behalf of an Investor to advance funds to the Company or purchase Shares beyond the amounts set forth in Section 2.3(a) without the consent or approval of such Investor.  Any amendment or waiver effected in accordance with this Section 9.5 shall be binding upon the Company, Investors, and any transferee of any Shares.

(a)           Rights Among Investors.  Each Investor (or transferee holder of Shares issued hereunder) shall have the absolute right to exercise or refrain from exercising any right or rights that such holder may have by reason of this Agreement, including without limitation the right to consent to the waiver of any obligation of the Company under this Agreement and to enter into an agreement with the Company for the purpose of modifying this Agreement or any agreement effecting any such modification, and such Investor or transferee holder shall not incur any liability to any other Investor or holder of Shares with respect to exercising or refraining from exercising any such right or rights.

(b)           Exculpation Among Investors.  Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.  Each Investor agrees that no Investor nor the respective controlling Persons, officers, directors, partners, agents or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the issuance of the Shares hereunder and shares of Common Stock issuable upon conversion of the Shares.

(c)           Effect of Amendment or Waiver.  Each Investor acknowledges that by the operation of this Section 9.5, less than all of the Investors may effect an amendment or waiver of provisions of this Agreement and therefore diminish or eliminate all rights of such Investor under this Agreement even though such Investor has not consented to the amendment or waiver.

9.6           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

9.7           Aggregation of Stock.  All shares of the Common Stock or shares of Common Stock issued upon conversion thereof held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

9.8           Entire Agreement.  This Agreement and the Exhibits attached hereto constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

9.9           Survival of Representations and Warranties.  The representations and warranties of the parties contained in Sections 3 and 4 of this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

9.10           Attorneys' Fees.  If any action or proceeding is commenced to construe or enforce the terms and conditions of this Agreement or the rights and duties created hereunder, then the party prevailing in such action shall be entitled to recover its attorneys' fees and the costs of enforcing any judgment entered therein.

9.11           Governing Law.  This Agreement shall be governed by and construed in accordance with Nevada law, without regard to the application of the conflict of law principles thereunder.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase and Asset Acquisition Agreement as of the day and year first above written.

"Company:"

EnerJex Resources, Inc., a Nevada corporation

By	/s/ C. Stephen Cochennet
C. Stephen Cochennet, Chief Executive Officer

Address, Facsimile No., & Email for Notices:

EnerJex Resources, Inc.
ATTN: Chief Executive Officer
27 Corporate Woods, Suite 350
10975 Grandview Drive
Overland Park, KS 66210

Telephone No.: (913) 754-7754
Facsimile No.: (913) 754-7755
Email:

with a copy to:

ANTHONY N. DEMINT
Attorney at Law
DeMint Law, PLLC
3753 Howard Hughes Parkway
Second Floor, Suite 314
Las Vegas, NV 89169

Telephone No.: (702) 586-6436
Facsimile No.: (702) 442-7995
Email: anthony@demintlaw.com

 [Signatures continued on following page.]

"Common Stock Investors:"

	"WCOF:"		"MVP:"

	West Coast Opportunity Fund, LLC, a Delaware limited liability company		Montecito Venture Partners, LLC, a Delaware limited liability company

By	/s/ Atticus Lowe	By	/s/ Atticus Lowe
	Atticus Lowe		Atticus Lowe, Manager
Chief Investment Officer of Managing Member

	12/29/10		12/29/10
	Date		Date

	Address, Facsimile No., & Email for Notices:		Address, Facsimile No., & Email for Notices:

	West Coast Opportunity Fund, LLC		Montecito Venture Partners, LLC
	c/o West Coast Asset Management, Inc.		c/o West Coast Asset Management, Inc.
	1205 Coast Village Road		1205 Coast Village Road
	Montecito, California 93108		Montecito, California 93108
	Attention: R. Atticus Lowe		Attention: R. Atticus Lowe

	Telephone: (805) 653-5333		Telephone: (805) 653-5333
	Facsimile No.: (805) 648-6466		Facsimile No.: (805) 648-6466
	Email: alowe@wcam.com		Email: alowe@wcam.com

[Signatures continue on following page.]

Signature Page for Common Stock Investors
EnerJex Securities Purchase and Asset Acquisition Agreement

	"J&J Operating Company, LLC:"		"WIH"

	J&J Operating Company, LLC, a Kansas limited liability company		Working Interest Holding, LLC, a Kansas limited liability company

By	/s/ John Loeffelbein	By	/s/ Sam Boan
	John Loeffelbein, Member		Sam Boan, Manager

By	/s/ James D. Loeffelbein		12/30/10
	James D. Loeffelbein, Member		Date

Address, Facsimile & Email for Notices:

	Date		Working Interest Holding, LLC
c/o J&J Operating Company, LLC
	Address, Facsimile & Email for Notices:		ATTN: Messrs. Sam Boan, James D. Loeffelbein and John Loeffelbein
10380 W 179th St.
	J&J Operating Company, LLC		Bucyrus, KS 66013
ATTN: Messrs. James Loeffelbein and John Loeffelbein
	10380 W 179th St.		Telephone No.: (913) 709-0219
	Bucyrus, KS 66013		Facsimile No.: (___) ________________________
Email: jdlmailbox@yahoo.com
Telephone No.: (913) 709-0219
Facsimile No.: (___) ________________________
Email: jdlmailbox@yahoo.com

[Signatures continued on following page.]

Signature Page for Investors
EnerJex Securities Purchase and Asset Acquisition Agreement

	"RGW:"		"Frey Living Trust:"

	RGW Energy, LLC, a Texas limited liability company		Frey Living Trust

By	/s/ Robert G. Watson	By	/s/ Philip Frey, Jr.
	Robert G. Watson, Manager		Name & title:

	12/29/10		12/29/10
	Date		Date

	Address, Facsimile & Email for Notices:		Address, Facsimile No., & Email for Notices:

	RGW Energy, LLC		4105 NE Rigels Cove Way
	ATTN: Mr. Robert G. Watson		Jensen Beach, FL 34957
123 Evans Avenue
	San Antonio, Texas 78209		Telephone No.: (772) 334-0474
Facsimile No.: (772) ________________________
	Facsimile No.: (123 Evans Avenue		Email: pf4105@comcast.net
San Antonio, Texas 78209

Telephone No.: (210) 451-5545
Facsimile No.: (___) ________________________
Email: robert.watson@blacksableenergy.com

Signature Page for Investors
EnerJex Securities Purchase and Asset Acquisition Agreement

Exhibit A

Assignment of Membership Interest

Exhibit B

List of Black Sable Working Interests

Exhibit C

Certificate of Designation

Exhibit D

Compliance Certificate

Exhibit E

Debenture Assignment

Exhibit F

Stock Assignment

Exhibit G

Stock Repurchase Agreement

Exhibit H

WI LLC Working Interests

Exhibit I

Company Disclosure Schedule

Exhibit I, Page 1

Exhibit J

Employment Agreement with Robert G. Watson

Exhibit K

Contract Operating Agreement
and
Joint Operating Agreement
with
J&J Operating Company, LLC

Exhibit L

Majority Investor Approval Certificate

Exhibit M

List of Company Vendors with which Settlements to be Reached

Exhibit N

Form of Opinion of Counsel to Company

Exhibit N, Page 1

Exhibit O

Non-Producing Leases